UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2007

Virginia Commerce Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-28635	54-1964895
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

5350 Lee Highway, Arlington, Virginia  22207

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  703.534.0700

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03               Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 25 2007, the Board of Directors of Virginia Commerce Bancorp, Inc. (the “Company”) unanimously approved an amendment to the Company’s bylaws, adding a new section to authorize the Board of Directors to authorize the issuance and transfer of uncertificated shares.  The amendment is necessary in order to satisfy the requirements of The Nasdaq Global Market that the Company’s shares be Direct Registration System eligible by January 1, 2008.  The new provision, effective immediately, reads in its entirety as follows:

“Section 5.5.          Uncertificated Shares  The Board of Directors may authorize the issuance of uncertificated shares by the Company, and may prescribe procedures for the issuance and registration of transfer thereof, and with respect such other matters relating to uncertificated shares as the Board of Directors may deem appropriate. No such authorization shall affect previously issued and outstanding shares represented by certificates until such certificates shall have been surrendered to the Company.  Within a reasonable time after the issuance or transfer of any uncertificated shares, the Company shall issue or cause to be issued to the holder of such shares a written statement of the information required to be included on stock certificates under Virginia law. Notwithstanding the adoption of any resolution providing for uncertificated shares, each registered holder of stock represented by uncertificated shares shall be entitled, upon request to the custodian of the stock transfer books of the Company, or other person designated as the custodian of the records of uncertificated shares, to have physical certificates representing such shares registered in such holder’s name.”

Item 9.01  Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired.  Not applicable.

(b)  Pro Forma Financial Information.  Not applicable.

(c)  Shell Company Transactions.  Not applicable.

(d)  Exhibits.

3.2           Amended and Restated Bylaws of Virginia Commerce Bancorp, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGINIA COMMERCE BANCORP, INC.

By:	/s/ Peter A. Converse
Peter A. Converse, Chief Executive Officer

Dated: July 26, 2007